Exhibit 10.1

CERTAIN INFORMATION IN THIS DOCUMENT, MARKED BY [***], HAS BEEN EXCLUDED PURSUANT TO REGULATION S-K, ITEM 601(b)(10)(iv). SUCH EXCLUDED INFORMATION IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

PURCHASE AND SALE AGREEMENT

dated as of June 30, 2022

between

BLUEPRINT MEDICINES CORPORATION

and

ROYALTY PHARMA INVESTMENTS 2019 ICAV

Exhibit A	Form of Bill of Sale
Exhibit B	Licensee Consent
Exhibit C	Form of Licensee Instruction
Exhibit D	Purchaser Account
Exhibit E	Seller Account
Exhibit F	Disclosure Schedule
Exhibit G	Royalty Product Patents
Exhibit H-1	License Agreement
Exhibit H-2	Supply Agreement
Exhibit I	Common Interest and Joint Privilege Agreement
Schedule 1.1	Knowledge Parties

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”) dated as of June 30, 2022 is between Blueprint Medicines Corporation, a Delaware corporation (the “Seller”), and Royalty Pharma Investments 2019 ICAV, an Irish collective asset-management vehicle (the “Purchaser”).

W I T N E S S E T H :

WHEREAS, pursuant to the License Agreement, the Seller granted to Licensee an exclusive, royalty-bearing license in the Field under the BPM Technology to commercialize the Licensed Product in the Field on an exclusive basis in the Roche Territory, and the Seller has the right to receive royalties based on Roche Net Sales of the Royalty Product; and

WHEREAS, the Seller desires to sell, contribute, assign, transfer, convey and grant to the Purchaser, and the Purchaser desires to purchase, acquire and accept from the Seller, the Purchased Royalty Interest, upon and subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements, representations and warranties set forth herein and of other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINED TERMS AND RULES OF CONSTRUCTION

Section 1.1Defined Terms. The following terms, as used herein, shall have the following respective meanings:

“Affiliate” means, with respect to any designated Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such designated Person. For purposes of this definition, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative to the foregoing.

“Agreement” has the meaning set forth in the preamble.

“BPM Collaboration Patents” has the meaning set forth in Section 1.21 of the License Agreement.

“BPM Patents” has the meaning set forth in Section 1.28 of the License Agreement.

“BPM Technology” has the meaning set forth in Section 1.29 of the License Agreement.

“Bill of Sale” means that certain bill of sale, dated as of the Closing Date, executed by the Seller and the Purchaser, substantially in the form attached hereto as Exhibit A.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by applicable Law to remain closed.

“Calendar Quarter” means each period of three (3) consecutive calendar months, ending March 31, June 30, September 30, and December 31.

“Closing” has the meaning set forth in Section 6.1.

“Closing Date” has the meaning set forth in Section 6.1.

“Closing Purchase Price” has the meaning set forth in Section 2.2.

“Co-Commercialization Arrangement” means all rights and obligations of the Seller and Licensee (including rights and obligations of each of the Collaboration Governance Bodies) under the License Agreement related to the Development, Manufacture, distribution and Commercialization of, regulatory matters related to, and Medical Affairs Activities for, Licensed Products in the Shared Territory.

“Code” means the U.S. Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Collaboration Governance Bodies” means, collectively, the Joint Commercialization Committee, the Joint Development Committee, the Joint Medical Affairs Committee, the Joint Steering Committee and the Manufacturing Committee as defined in Sections 1.114, 1.115, 1.121, 1.125 and 1.136 of the License Agreement, respectively.

“Commercialization” has the meaning set forth in Section 1.49 of the License Agreement.

“Common Interest and Joint Privilege Agreement” that certain common interest and joint privilege agreement, dated as of the Closing Date, executed by the Seller and the Purchaser, substantially in the form attached hereto as Exhibit I.

“Compound” has the meaning set forth in Section 1.53 of the License Agreement.

“Compulsory Sublicense Compensation” has the meaning set forth in Section 1.56 of the License Agreement.

“Controlled” has the meaning set forth in Section 1.59 of the License Agreement.

“Cover” has the meaning set forth in Section 1.61 of the License Agreement.

“Credit Event” means any insolvency, bankruptcy, receivership, assignment for the benefit of creditors, similar proceeding, or financial distress of Licensee, as a result of which the Licensee fails to pay, or is delayed in paying, all or a portion of the Purchased Royalty Interest.

“Development” has the meaning set forth in Section 1.64 of the License Agreement.

“[***]” has the meaning set forth in [***] of the License Agreement.

“[***]” has the meaning set forth in [***] of the License Agreement.

“Disputes” has the meaning set forth in Section 3.9(d).

“Excess Amount” has the meaning set forth in Section 5.4(c).

“Exploit” has the meaning set forth in Section 1.84 of the License Agreement.

“FDA” means the U.S. Food and Drug Administration and any successor agency thereto.

“Field” has the meaning set forth in Section 1.87 of the License Agreement.

“GAAP” means generally accepted accounting principles in effect in the United States from time to time.

“Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority (including supranational authority), commission, instrumentality, regulatory body, court, central bank or other Person exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including each Patent Office, the FDA and any other government authority in any jurisdiction.

“Joint Collaboration Patents” has the meaning set forth in Section 1.112 of the License Agreement.

“Judgment” means any judgment, order, stipulation, consent order, ruling, injunction, assessment, award, writ or decree.

“Knowledge” means, with respect to the Seller, [***] Article III [***].

“Law” means any law, statute, rule, regulation or ordinance issued or promulgated by a Governmental Authority.

“Lead Backup” has the meaning set forth in Section 1.127 of the License Agreement.

“Lead Product” has the meaning set forth in Section 1.130 of the License Agreement.

“License Agreement” means that certain Collaboration Agreement, dated July 13, 2020, by and among the Seller and Licensee.

“Licensed Product” has the meaning set forth in Section 1.132 of the License Agreement.

“Licensee” means, collectively, F. Hoffmann-La Roche Ltd and Genentech, Inc., and their respective successors and permitted assigns.

“Licensee Consent” means that certain letter agreement, dated on or about the date hereof, by and between the Seller and Licensee, attached hereto as Exhibit B.

“Licensee Instruction” means the direction letter to Licensee in the form attached hereto as Exhibit C.

“Lien” means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property or other restriction, priority or preferential arrangement, in each case of any kind or nature whatsoever.

“Loss” means any loss, assessment, award, cause of action, claim, charge, cost, expense (including expenses of investigation and attorneys’ fees), fine, Judgment, liability, obligation, penalty.

“Manufacture” has the meaning set forth in Section 1.135 of the License Agreement.

“Material Adverse Effect” means (a) a material adverse effect on (i) the legality, validity or enforceability of any of the Transaction Documents or the License Agreement, other than any provision of the License Agreement that relates solely to the Co-Commercialization Arrangement or is otherwise unrelated to the Purchased Royalty Interest, (ii) the ability of the Seller to perform its obligations under any of the Transaction Documents or under the License Agreement, other than any provision of the License Agreement that relates solely to the Co-Commercialization Arrangement or is otherwise unrelated to the Purchased Royalty Interest, (iii) the rights of the Seller under the License Agreement related to the Purchased Royalty Interest, (iv) the Royalty Product or the Royalty Product Patents, or (v) the rights or remedies of the Purchaser under any of the Transaction Documents to which it is a party; or (b) an adverse effect in any material respect on the timing, amount or duration of the payments to be made to the Purchaser in respect of any portion of the Purchased Royalty Interest or the right of the Purchaser to receive the Purchased Royalty Interest.

“Medical Affairs Activities” has the meaning set forth in Section 1.141 of the License Agreement.

“Milestone Measurement Dates” means, with respect to a given Milestone Measurement Period, the dates on which the Purchased Royalty Interest in respect of each Calendar Quarter contained in such Milestone Measurement Period is received by the Seller and the Purchaser (each such date, a “Milestone Measurement Date”).

“Milestone Payments” means the amounts set forth below in the third column of the table below, each of which shall be payable only if the amount of the Purchased Royalty Interest received by Purchaser (whenever received) in respect of Roche Net Sales during the applicable time period set forth in the first column in the table below (each such period, a “Milestone Measurement Period”) exceeds the applicable threshold set forth below in the second column in the table below (each, a “Milestone Return Threshold”).

Milestone Measurement Period	Milestone Return Threshold	Milestone Payment
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]

[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]

[***]. For example, [***]. For the avoidance of doubt, however, no Milestone Payment shall be paid by the Purchaser to the Seller more than once.

“Mutually Agreed” means:

(a)for matters (i) related solely to the Purchased Royalty Interest or (ii) that would reasonably be expected to result in a Material Adverse Effect, the Seller shall take, or refrain from taking, such reasonable actions in respect of each such matter as are reasonably requested by the Purchaser;

(b)for matters (i) [***] (ii) [***] (iii) (A) that are not related [***] to the Purchased Royalty Interest and (B) that would not reasonably be expected to result in a Material Adverse Effect, the Seller shall have the right to take, or refrain from taking, such actions (in each case, to the extent required or permitted under the License Agreement) in respect of each such matter as the Seller, acting reasonably, deems appropriate; and

(c)(i) [***], or (ii) for all other matters under the License Agreement that do not meet the criteria set forth in clauses (a) or (b) above, the Seller shall take, or refrain from taking, actions in respect of each such matter as the Seller and the Purchaser, each acting reasonably, mutually agree.

“New Arrangement” has the meaning set forth in Section 5.8.

“Other Component” has the meaning set forth in Section 1.46 of the License Agreement.

“Patent Linkage” means foreign equivalents of the FDA publication Approved Drug Products with Therapeutic Equivalence Evaluations, as may be amended from time to time.

“Patent Office” means the applicable patent office, including the United States Patent and Trademark Office and any comparable foreign patent office.

“Patents” has the meaning set forth in Section 1.157 of the License Agreement.

“Permitted Reduction” means any [***].

“Person” means any natural person, firm, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or any other legal entity, including public bodies, whether acting in an individual, fiduciary or other capacity.

“Proceeds” means any amounts actually recovered by the Seller as a result of any settlement or resolution of any actions, suits, proceedings, claims or disputes related to the Purchased Royalty Interest, except for any amounts that are used to reimburse or indemnify

Licensee for costs, expenses, legal fees or other fees relating to such actions, suits, proceedings, claims or disputes.

“Purchased Royalty Interest” means, for the period [***] and thereafter during the term of this Agreement, all of the Seller’s right, title and interest in and to: (a) all payments payable to the Seller by Licensee under Section 8.7(a) and Section 8.7(b) of the License Agreement with respect to Roche Net Sales of the Royalty Product in the Roche Territory (including amounts treated as Roche Net Sales pursuant to Section 9.4(d)(i)(A) of the License Agreement), after giving effect to all Permitted Reductions applicable thereto; (b) and all payments payable to the Seller by Licensee under Section 8.7(f) of the License Agreement with respect to Compulsory Sublicense Compensation in respect of sales of the Royalty Product in the Roche Territory; (c) any payments payable to the Seller under the License Agreement in lieu of such payments described in clause (a) and (b); and (d) any interest payments made by Licensee under Section 8.14 of the License Agreement in respect of the payments described in clauses (a), (b) and (c).

“Purchaser” has the meaning set forth in the preamble.

“Purchaser Account” means the account set forth on Exhibit D or such other account as may be designated by the Purchaser in writing from time to time.

“Purchaser Indemnified Party” has the meaning set forth in Section 7.1.

“Reversion Product” has the meaning set forth in Section 1.186 of the License Agreement.

“Roche Net Sales” has the meaning set forth in Section 1.197 of the License Agreement.

“Roche Patents” has the meaning set forth in Section 1.199 of the License Agreement.

“Roche Technology” has the meaning set forth in Section 1.200 of the License Agreement.

“Roche Territory” has the meaning set forth in Section 1.201 of the License Agreement.

“Royalty Product” means, individually or collectively as the context requires, the [***].

“Royalty Reports” means, (a) with respect to the first and second month of each Calendar Quarter, the report required to be prepared and delivered by Licensee to the Seller pursuant to Section 8.8(a) of the License Agreement to the extent actually received by the Seller, and (b) with respect to each Calendar Quarter, the report required to be prepared and delivered by Licensee to the Seller pursuant to Section 8.8(b) of the License Agreement.

“Royalty Product BPM Patents” means [***].

“Royalty Product Joint Patents” means [***].

“Royalty Product Patents” means [***].

“Royalty Product Roche Patents” means [***].

“SEC” means the U.S. Securities and Exchange Commission.

“Second Generation Compound” has the meaning set forth in Section 1.206 of the License Agreement.

“Seller” has the meaning set forth in the preamble.

“Seller Account” means the account set forth on Exhibit E hereto or such other account as may be designated by the Seller in writing from time to time.

“Seller Indemnified Party” has the meaning set forth in Section 7.2.

“Set-Off” means any right of set-off, counterclaim, credit, reduction or deduction by contract or otherwise, other than a Permitted Reduction.

“Shared Territory” has the meaning set forth in Section 1.214 of the License Agreement.

“Shortfall Amount” has the meaning set forth in Section 5.4(c).

[***]

“Terminated Region” has the meaning set forth in Section 1.224 of the License Agreement.

“Transaction Documents” means this Agreement, the Bill of Sale, the Common Interest and Joint Privilege Agreement, the Licensee Consent, and the Licensee Instruction.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, that, if, with respect to any financing statement or by reason of any provisions of applicable Law, the perfection or the effect of perfection or non-perfection of the back-up security interest or any portion thereof granted pursuant to Section 2.1(b) is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than the State of New York, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of this Agreement and any financing statement relating to such perfection or effect of perfection or non-perfection.

[***]

“U.S.” or “United States” means the United States of America, each territory thereof and the District of Columbia.

Section 1.2Rules of Construction. Unless the context otherwise requires, in this Agreement:

(a)a term has the meaning assigned to it and an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(b)unless otherwise defined, all terms that are defined in the UCC shall have the meanings stated in the UCC;

(c)words of the masculine, feminine or neuter gender shall mean and include the correlative words of other genders;

(d)the definitions of terms shall apply equally to the singular and plural forms of the terms defined;

(e)the terms “either” and “or” are not exclusive, and “include”, “including” and similar terms shall be construed as if followed by the phrase “without limitation”;

(f)references to any Law shall include such Law as from time to time in effect, including any amendment, modification, codification, replacement or reenactment thereof or any substitution therefor;

(g)references to any Person shall be construed to include such Person’s successors and permitted assigns (subject to any restrictions on assignment, transfer or delegation set forth herein or in any of the other Transaction Documents), and any reference to a Person in a particular capacity excludes such Person in other capacities;

(h)the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if;”

(i)the word “will” shall be construed to have the same meaning and effect as the word “shall”;

(j)the words “hereof”, “herein”, “hereunder” and similar terms when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision hereof, and Article, Section and Exhibit references herein are references to Articles and Sections of, and Exhibits to, this Agreement unless otherwise specified;

(k)in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and each of the words “to” and “until” means “to but excluding”;

(l)references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States; and

(m)where any payment is to be made, any funds are to be applied or any calculation is to be made under this Agreement on a day that is not a Business Day, unless this Agreement otherwise provides, such payment shall be made, such funds shall be applied and such calculation shall be made on the succeeding Business Day, and payments shall be adjusted accordingly.

ARTICLE II

PURCHASE AND SALE OF THE Purchased Royalty Interest

Section 2.1Purchase and Sale.

(a)Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell, contribute, assign, transfer and convey to the Purchaser, and the Purchaser shall purchase, acquire and accept from the Seller, all of the Seller’s right, title and interest in and to the Purchased Royalty Interest, free and clear of any and all Liens, other than those Liens created in favor of the Purchaser by the Transaction Documents.

(b)It is the intention of the parties hereto that the sale, transfer, assignment and conveyance contemplated by this Agreement be, and is, a true, complete, absolute and irrevocable sale, transfer, assignment and conveyance by the Seller to the Purchaser of all of the Seller’s right, title and interest in and to the Purchased Royalty Interest. Neither the Seller nor the Purchaser intends the transactions contemplated by this Agreement to be, or for any purpose characterized as, a loan from the Purchaser to the Seller or a pledge, a security interest, a financing transaction or a borrowing. Each of the Seller and the Purchaser hereby waives, to the maximum extent permitted by applicable Law, any right to contest or otherwise assert that this Agreement does not constitute a true, complete, absolute and irrevocable sale, transfer, assignment and conveyance by the Seller to the Purchaser of all of the Seller’s right, title and interest in and to the Purchased Royalty Interest under applicable Law, which waiver shall, to the maximum extent permitted by applicable Law, be enforceable against the Seller in any bankruptcy or insolvency proceeding relating to the Seller. Accordingly, the Seller shall treat the sale, transfer, assignment and conveyance of the Purchased Royalty Interest as a sale of an “account” or a “payment intangible” (as appropriate) in accordance with the UCC, and the Seller hereby authorizes the Purchaser to file financing statements (and continuation statements with respect to such financing statements when applicable) naming the Seller as the seller and the Purchaser as the buyer in respect of the Purchased Royalty Interest. Not in derogation of the foregoing statement of the intent of the parties hereto in this regard, and for the purposes of providing additional assurance to the Purchaser in the event that, despite the intent of the parties hereto, the sale, transfer, assignment and conveyance contemplated hereby is hereafter held not to be a sale, the Seller does hereby grant to the Purchaser, as security for the payment of amounts to the Purchaser equal to the Purchased Royalty Interest as it becomes due and payable, a security interest in and to all right, title and interest of the Seller, in, to and under the Purchased Royalty Interest and any “proceeds” (as such term is defined in the UCC) thereof, and the Seller does hereby authorize the Purchaser, from and after the Closing, to file such financing statements (and continuation statements with respect to such financing statements when applicable) in such manner and such jurisdictions as are necessary or appropriate to perfect such security interest.

Section 2.2Purchase Price. The purchase price to be paid in full consideration for the sale, contribution, assignment, transfer and conveyance of the Purchased Royalty Interest is the sum of (a) $175,000,000 (the “Closing Purchase Price”), which the Purchaser shall pay to the Seller at the Closing in immediately available funds by wire transfer to the Seller Account, and (b) the Milestone Payments, to the extent such payments become due and payable in accordance with Section 2.5.

Section 2.3No Assumed Obligations. Notwithstanding any provision in this Agreement or any other writing to the contrary, the Purchaser is purchasing, acquiring and accepting only the Purchased Royalty Interest and is not assuming any liability or obligation of the Seller or any of the Seller’s Affiliates of whatever nature, whether presently in existence or arising or asserted hereafter (including any liability or obligation of the Seller under the License Agreement). All such liabilities and obligations shall be retained by and remain liabilities and obligations of the Seller or the Seller’s Affiliates, as the case may be.

Section 2.4Excluded Assets. The Purchaser does not, by purchase, acquisition or acceptance of the right, title or interest granted hereunder or otherwise pursuant to any of the Transaction Documents, purchase, acquire or accept any assets or contract rights of the Seller, including under the License Agreement, other than as specifically set forth herein in respect of the Purchased Royalty Interest.

Section 2.5Milestone Payments. Upon each Milestone Measurement Date, if the amount of the Purchased Royalty Interest received by the Purchaser in respect of Roche Net Sales during the applicable Milestone Measurement Period has met or exceeded an applicable Milestone Return Threshold (as set forth in the Royalty Report applicable to such Milestone Measurement Date and previously delivered Royalty Reports) and the Milestone Payment payable upon meeting or exceeding such Milestone Return Threshold has not previously been paid by the Purchaser to the Seller, the Purchaser shall pay such Milestone Payment to the Seller within [***] following such Milestone Measurement Date in immediately available funds by wire transfer to the Seller Account.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as set forth on, or disclosed in, Exhibit F, the Seller hereby represents and warrants to the Purchaser as of the date hereof as follows:

Section 3.1Existence; Organization. The Seller is a corporation duly organized, validly existing and in good standing under the Laws of Delaware. The Seller is duly licensed or qualified to do business and is in corporate good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in corporate good standing has not and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 3.2No Conflicts. The execution, delivery and performance by the Seller of the Transaction Documents and the consummation of the transactions contemplated thereby do not contravene or conflict with, or constitute a breach of or default under any provision of (a)the organizational documents of the Seller, (b) the License Agreement, (c) any Law or Judgment applicable to the Seller, or (d) any contract (other than the License Agreement) to which the Seller is a party or by which the Seller is bound, except, in the case of clauses (c) and (d), for such breaches or defaults that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.3Authorization; Enforceability. The Seller has all necessary corporate power and authority to execute and deliver, and perform its obligations under, the Transaction Documents and to consummate the transactions contemplated thereby. The execution and delivery of each of the Transaction Documents and the performance by the Seller of its obligations thereunder, and the consummation of the transactions contemplated thereby, have been duly authorized by the Seller. Each of the Transaction Documents has been duly executed and delivered by the Seller and constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as may be limited by general principles of equity (regardless of whether considered in a proceeding at Law or in equity), by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally, and principles of public policy.

Section 3.4Ownership. The Seller has good, valid and marketable title to the Purchased Royalty Interest, free and clear of all Liens. Upon payment of the Closing Purchase Price by the Purchaser, the Purchaser will have acquired, subject to the terms and conditions set forth in this Agreement, good, valid and marketable title to the Purchased Royalty Interest, free and clear of all Liens (other than those contemplated by Section 2.1(b)).

Section 3.5Governmental and Third Party Authorizations. The execution, delivery and performance by the Seller of the Transaction Documents, and the consummation of any of the transactions contemplated thereby, do not require any consent, approval, license, order, authorization or declaration from, notice to, action or registration by or filing with any Governmental Authority or any other Person, except for the (a) a Current Report on Form 8-K by the Seller with the U.S. Securities and Exchange Commission, (b) the UCC financing statements contemplated by Section 2.1(b), (c) those previously obtained, including the Licensee Consent and (d) such consents, the failure of which to be obtained or made, would not reasonably be expected to have a Material Adverse Effect.

Section 3.6No Litigation. No action, suit, proceeding or investigation before any Governmental Authority, court or arbitrator is pending, or, to the Knowledge of the Seller, threatened, against the Seller that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.

Section 3.7No Brokers’ Fees. The Seller has not taken any action that would entitle any person or entity other than Cowen and Company, LLC to any commission or broker’s fee in connection with the transactions contemplated by this Agreement.

Section 3.8Compliance with Laws. The Seller (a) has not violated, nor is it in violation of, has not been given notice of any violation of, and, to the Knowledge of the Seller, is not under investigation with respect to nor has it been threatened to be charged with, any violation of, any applicable Law or any Judgment, permit or license granted, issued or entered by any Governmental Authority and (b) is not subject to any Judgment issued or entered by any Governmental Authority; in each case (a) and (b), that would reasonably be expected to have a Material Adverse Effect.

Section 3.9Intellectual Property Matters.

(a)Exhibit G sets forth an accurate and complete list of all Patents within the Royalty Product BPM Patents, the Royalty Product Joint Patents and, to the Knowledge the Seller, Royalty Product Roche Patents, in each case existing as of the date hereof (such Patents listed on Exhibit G, the “Listed Royalty Product Patents”), including for each such Patent the Seller has listed on Exhibit G: (i) the jurisdiction in which such Patent is pending, allowed, granted or issued, (ii) the patent number or patent serial number and the issue or filing dates of such Patent, and (iii) the owner of such Patents that are Royalty Product BPM Patents or Royalty Product Joint Patents and, to the Knowledge of Seller, the owner of such Patents that are Royalty Product Roche Patents.

(b)Except as set forth on Exhibit G, Seller is the sole owner of, and has the sole interest in, all of the Royalty Product BPM Patents contained in the Listed Royalty Product Patents. To the Knowledge of the Seller, Licensee is the sole owner of, and has the sole interest in, all of the Royalty Product Roche Patents. To the Knowledge of the Seller, the Seller and Licensee collectively are the sole owners of, and collectively have the sole interest in, the Royalty Product Joint Patents. The Seller is the sole owner of, and has the sole interest in, its undivided half interest in each of the Royalty Product Joint Patents.

(c)All required issuance, maintenance and renewal fees for the Royalty Product BPM Patents contained in the Listed Royalty Product Patents, and, to the Knowledge of the Seller, the Royalty Product Roche Patents and the Royalty Product Joint Patents contained in the Listed Royalty Product Patents, have been timely paid. To the Knowledge of the Seller, all issued Royalty Product Patents are enforceable and valid. No Royalty Product BPM Patents, and, to the Knowledge of the Seller, no Royalty Product Roche Patents and no Royalty Product Joint Patents, have lapsed or expired or been abandoned, terminated or cancelled, except for any such Patents abandoned pursuant to the exercise of reasonable judgment and in the ordinary course of business. Each individual associated with the filing and prosecution of the Royalty Product BPM Patents owned in whole by Seller, and to the Knowledge of Seller, each individual associated with the filing and prosecution of the Royalty Product BPM Patents owned in part by Seller, the Royalty Product Roche Patents and the Royalty Product Joint Patents, including, in each case, the named inventors of all such Royalty Product Patents, has complied in all material respects with all applicable duties of candor and good faith in dealing with any Patent Office, including any duty to disclose to any Patent Office all information known by such inventors to be material to the patentability of each Royalty Product Patent (including any relevant prior art), in each case, in those jurisdictions in the Roche Territory where such duties exist. To the Knowledge of the Seller, there is no Person who is or claims to be an inventor under any of the Royalty Product Roche Patents who is not a named inventor thereof.

(d)(i) There is no pending or, to the Knowledge of the Seller, threatened opposition, interference, reexamination, inter partes review, post-grant review, injunction, claim, suit, action, citation, summon, subpoena, complaint, arbitration, mediation, demand, decree or other dispute, disagreement, proceeding or claim (each, a “Proceeding”) to which Seller is a party or, to the Knowledge of the Seller, to which Roche is a party, and (ii) to the Knowledge of the Seller, there is no pending or threatened hearing, inquiry or investigation (by the International Trade Commission or any other Governmental Authority) or any other Proceeding (collectively (i) and (ii), “Disputes”) (A) challenging the validity, enforceability, inventorship or ownership of any of the Royalty Product Patents or (B) that would reasonably be expected to give rise to any

Set-Off against the payments due to the Seller under the License Agreement with respect to the Royalty Product. The Seller has not received, nor delivered, any notice under Section 9.5 of the License Agreement with respect to any Royalty Product Patent. The Royalty Product Patents owned in whole or in part by the Seller, and, to the Knowledge of the Seller, the other Royalty Product Patents, are not subject to any outstanding injunction, Judgment, order, decree, ruling, settlement or other final disposition of a Dispute. The Seller with respect to the Royalty Product BPM Patents or the Royalty Product Joint Patents, and to the Knowledge of the Seller, Licensee with respect to the Royalty Product Roche Patents, has not received any written legal advice that alleges that any issued patent within such Royalty Product Patents is invalid or unenforceable.

(e)There is no pending or, to the Knowledge of the Seller, threatened action, suit or proceeding that claims that the discovery, development, manufacture, use, marketing, sale, offer for sale, importation or distribution of the Royalty Product has infringed or misappropriated or will infringe or misappropriate any Patent or other intellectual property rights of any other Person (collectively, “Infringement Disputes”) to which the Seller is a party nor, to the Knowledge of the Seller, to which Roche is a party. The Seller has not received, during the [***] period prior to the date hereof, any written notice asserting or claiming any such infringement or misappropriation in respect of the Royalty Product.

(f)To the Knowledge of the Seller, (i) the discovery and development of the Royalty Product did not and does not constitute and (ii) the manufacture, use, marketing, sale, offer for sale, importation or distribution of the Royalty Product in the Roche Territory has not and will not constitute, in the case of each of (i) and (ii), an infringement of any issued Patent or misappropriation of other intellectual property rights of any other Person. [***] neither the Seller nor, to the Knowledge of the Seller, Licensee, has in-licensed any Patents or other intellectual property rights of any other Person covering the manufacture, use, marketing, sale, offer for sale, importation or distribution of the Royalty Product, including pursuant to Section 7.7 of the License Agreement.

(g)Except as set forth on Schedule 3.9(g), to the Knowledge of the Seller, no third party has infringed, or is infringing, any of the Royalty Product Patents.

(h)The Patents and other intellectual property rights licensed (or sublicensed or optioned, as the case may be) by Seller to Licensee under the License Agreement constitutes all of the Patents and other intellectual property rights owned by or licensed (with the right to sublicense) to the Seller or any of the Seller’s Affiliates that is necessary for the discovery, development, manufacture, use, marketing, sale, offer for sale, importation or distribution of the Royalty Product in the Roche Territory.

Section 3.10License Agreement.

(a)True, correct and complete copies of the License Agreement, and the Supply Agreement are attached hereto as Exhibit H-1 and H-2, respectively. [***]

(b)The Seller has not received any notice from the Licensee, nor has the Seller granted any consent, under Section 7.3(a)(i) of the License Agreement. To the Knowledge of Seller, there are no licenses or sublicenses entered into by Licensee (or any predecessor or

Affiliate thereof) or any other Person in respect of Licensee’s rights and obligations under the License Agreement related to the Roche Territory.

(c)The License Agreement is in full force and effect and is the legal, valid and binding obligation of the Seller and Licensee, enforceable against the Seller and Licensee in accordance with its terms, except as may be limited by general principles of equity (regardless of whether considered in a proceeding at Law or in equity) and by applicable bankruptcy, insolvency, moratorium and other similar Laws of general application relating to or affecting creditors’ rights generally. The Seller has not received any written notice from Licensee challenging the validity or enforceability of the License Agreement or the obligation of Licensee to pay the Purchased Royalty Interest thereunder. Immediately following the consummation of the transactions contemplated by this Agreement, the License Agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on the terms thereof except for as modified by the Licensee Consent and the Licensee Instruction.

(d)(i) The Seller has not breached, violated or defaulted in any material respect, nor is it in breach or violation of or in default, in each case, in any material respect, under the License Agreement, and (ii) to the Knowledge of Seller, Licensee has not breached, violated or defaulted in any material respect, nor is it in breach or violation of or in default, in each case, in any material respect, under the License Agreement. To the Knowledge of the Seller, no event has occurred that, with notice or passage of time or both, would constitute such a material breach, violation or default.

(e)The Seller (i) has not granted any waiver of or released Licensee, in whole or in part, from any of its material obligations under the License Agreement that relate to the Development and Commercialization of the Royalty Product in the Roche Territory or the Purchased Royalty Interest, and (ii) has not granted any waiver of, or released Licensee, in whole or in part, from any other of its obligations under the License Agreement except for such waivers and releases that would not reasonably be expected to have a Material Adverse Effect. The Seller has not received from Licensee any written proposal, and has not, other than pursuant to the Licensee Consent and drafts thereof exchanged between the Seller and Licensee, made any proposal to the Licensee, to amend or waive any provision of the License Agreement.

(f)To the Knowledge of the Seller, no event has occurred that would give the Seller or Licensee the right to terminate the License Agreement or cease paying the Purchased Royalty Interest. The Seller has not received any written notice of an intention by Licensee to terminate or breach the License Agreement, in whole or in part, or challenging the validity or enforceability of the License Agreement or the obligation to pay the Purchased Royalty Interest thereunder, or that the Seller or Licensee is in default of its obligations under the License Agreement. The Seller has no intention of terminating the License Agreement and has not given Licensee any notice of termination of the License Agreement, in whole or in part. To the Knowledge of Seller, Licensee has not committed any default, violation or breach under or of the License Agreement.

(g)The Seller has not consented to an assignment, delegation or other transfer by Licensee of its rights or obligations under the License Agreement, and the Seller does not have Knowledge of any such assignment, delegation or other transfer or of any grant of any

Liens upon any of such rights or obligations by Licensee. Except as contemplated by the Transaction Documents or as set forth on Schedule 3.10(g), the Seller has not assigned or in any other way transferred or granted any Liens upon all or any portion of its right, title and interest in the License Agreement, the BPM Technology, any Royalty Product Patents, or any of the Seller’s right, title or interest in and to the Purchased Royalty Interest.

(h)Neither the Seller nor Licensee has made any claim of indemnification under the License Agreement.

(i)The Seller has not exercised its rights to conduct an audit under Section 8.15 of the License Agreement.

(j)To the Knowledge of the Seller, the Seller has received all amounts owed to it under the License Agreement, to the extent such amounts have come due.

(k)The product known as GAVRETO® (pralsetinib) is a Licensed Product and a Lead Product.

(l)To the Knowledge of the Seller, Licensee has no right of Set-Off under the License Agreement against the Purchased Royalty Interest or any other amounts payable to the Seller under the License Agreement. Licensee has not exercised, and, to the Knowledge of the Seller, has not had the right to exercise, and, to the Knowledge of the Seller, no event or condition exists that, upon notice or passage of time or both, would reasonably be expected to permit Licensee to exercise, any Set-Off against the Purchased Royalty Interest or any other amounts payable to the Seller under the License Agreement.

(m)The Seller has not received any written notice from, or given any written notice to, Licensee with respect to any infringement or defense of intellectual property pursuant to Section 9.4(a), Section 9.5 or Section 9.6 of the License Agreement.

Section 3.11UCC Matters. The Seller’s exact legal name is, and for the preceding ten (10) years has been, “Blueprint Medicines Corporation”. The Seller’s principal place of business is, and for the preceding ten (10) years has been, located in the Commonwealth of Massachusetts. The Seller’s jurisdiction of organization is, and for the preceding ten (10) years has been, the State of Delaware.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Seller as of the date hereof as follows:

Section 4.1Organization. The Purchaser is an Irish collective asset-management vehicle duly organized, validly existing and in good standing under the Laws of Ireland. The Purchaser is duly licensed or qualified to do business and is in corporate good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in corporate good standing has not and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 4.2No Conflicts. The execution, delivery and performance by the Purchaser of the Transaction Documents to which the Purchaser is party and the consummation of the transactions contemplated thereby do not contravene or conflict with, or (a) constitute a breach of or default under any provision of the organizational documents of the Purchaser, or (b) constitute a material breach of or material default under any provision of (i) any Law or Judgment applicable to the Purchaser, or (ii) any contract to which the Purchaser is a party or by which the Purchaser is bound.

Section 4.3Authorization. The Purchaser has all powers and authority to execute and deliver, and perform its obligations under, the Transaction Documents to which it is party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of each of the Transaction Documents to which the Purchaser is party and the performance by the Purchaser of its obligations hereunder and thereunder have been duly authorized by the Purchaser. Each of the Transaction Documents to which the Purchaser is party has been duly executed and delivered by the Purchaser. Each of the Transaction Documents to which the Purchaser is party constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar applicable Laws affecting creditors’ rights generally, general equitable principles (regardless of whether considered in a proceeding at Law or in equity) and principles of public policy.

Section 4.4Governmental and Third Party Authorizations. The execution and delivery by the Purchaser of the Transaction Documents to which the Purchaser is party, the performance by the Purchaser of its obligations hereunder and thereunder and the consummation of any of the transactions contemplated hereunder and thereunder do not require any consent, approval, license, order, authorization or declaration from, notice to, action or registration by or filing with any Governmental Authority or any other Person, except as described in Section 3.5.

Section 4.5No Litigation. No action, suit, proceeding or investigation before any Governmental Authority, court or arbitrator is pending, or, to the knowledge of the Purchaser, threatened, to which the Purchaser is a party that, individually or in the aggregate, would reasonably be expected to result in a material adverse effect on the rights or remedies of the Seller under any of the Transaction Documents.

Section 4.6Access to Information. The Purchaser acknowledges that it has reviewed the License Agreement and such other documents and information relating to, and has had the opportunity to ask such questions of, and to receive answers from, representatives of the Seller concerning, the Royalty Product, the BPM Technology, the License Agreement, the Purchased Royalty Interest, and any other matter relating thereto, in each case, as it deemed necessary to make an informed decision to purchase, acquire and accept the Purchased Royalty Interest in accordance with the terms of this Agreement. Except as specifically set forth in this Article IV and the Disclosure Schedules, the Purchaser acknowledges and agrees that the Seller makes no representation nor extends any warranty, whether express or implied, with respect to the Royalty Product, the BPM Technology, the License Agreement, the Purchased Royalty Interest, future

Roche Net Sales of the Royalty Product or any other matter relating thereto. The Purchaser has such knowledge, sophistication and experience in financial and business matters that it is capable of evaluating the risks and merits of purchasing, acquiring and accepting the Purchased Royalty Interest in accordance with the terms of this Agreement.

Section 4.7Funds Available. The Purchaser has sufficient cash on hand to satisfy its obligation to pay the Closing Purchase Price at the Closing and its obligation to pay each Milestone Payment, if and as each Milestone Payment becomes payable in accordance with Section 2.5. The Purchaser acknowledges and agrees that its obligations under this Agreement are not contingent on obtaining financing.

ARTICLE V

COVENANTS

Section 5.1Public Announcement. Except (a) for a press release previously approved in form and substance by the Seller and the Purchaser or any other public announcement using substantially the same text as such press release and (b) any disclosure required by applicable Law, by the rules and regulations of any securities exchange or market on which any security of such party hereto may be listed or traded or by any Governmental Authority of competent jurisdiction, neither the Purchaser nor the Seller shall, and each party hereto shall cause its Affiliates not to, without the prior written consent of the other party hereto (which consent shall not be unreasonably withheld, delayed or conditioned), issue any press release or make any other public disclosure with respect to this Agreement or any of the other Transaction Documents or any of the transactions contemplated hereby or thereby. The Purchaser acknowledges that it will be necessary for the Seller to file this Agreement with the SEC and to make other public disclosures regarding the terms of this Agreement and payments made under this Agreement in its reports filed with the SEC, and the Seller agrees that it will provide the Purchaser a reasonable opportunity to review and comment on any proposed redactions to the copy of this Agreement to be filed with the SEC, as well as on such other public disclosures made by Seller relating to the Purchaser or this Agreement or the transactions contemplated thereby (e.g., press releases or Current Report on Form 8-K), provided that the Seller shall not be required to provide the Purchaser the opportunity to review and comment on any disclosure substantively identical to any disclosure previously reviewed and commented upon by the Purchaser.

Section 5.2Further Assurances. Subject to the terms and conditions of this Agreement, each party hereto shall execute and deliver such other documents, certificates, instruments, agreements and other writings, take such other actions and perform such additional acts under applicable Law as may be reasonably requested by the other party hereto and necessary to implement expeditiously the transactions contemplated by, and to carry out the purposes and intent of the provisions of, this Agreement and the other Transaction Documents, including to (i) perfect the sale, contribution, assignment, transfer, conveyance and granting of the Purchased Royalty Interest to the Purchaser pursuant to this Agreement, (ii) perfect, protect, more fully evidence, vest and maintain in the Purchaser good, valid and marketable rights and interests in and to the Purchased Royalty Interest free and clear of all Liens (other than those Liens created in favor of the Purchaser by the Transaction Documents) and (iii) create, evidence and perfect the Purchaser’s back-up security interest granted pursuant to Section 2.1(b).

Section 5.3Royalty Reports; Notices and Communications from Licensee[***].

(a)Promptly (and in any event [***]) following the receipt by the Seller from the Licensee of (a) a Royalty Report or (b) any material written notice delivered under the License Agreement that relates to the Purchased Royalty Interest or the Royalty Product in the Roche Territory or that relates to matters that would reasonably be expected (with or without the giving of notice or passage of time, or both) to have a Material Adverse Effect, the Seller shall deliver a true, correct and complete copy of the same to the Purchaser, provided, in the case of each of (a) and (b), that the Seller may redact any information that does not relate to the Purchased Royalty Interest and the Royalty Product in the Roche Territory and would not reasonably be expected (with or without the giving of notice or passage of time, or both) to have a Material Adverse Effect. Except for the Licensee Instruction, the Seller shall not deliver any notice or material written correspondence to the Licensee except as Mutually Agreed. The Seller shall, promptly (and in any event [***]) following the delivery thereof by the Seller to the Licensee, furnish a copy of any material written notice or material written correspondence sent by the Seller to the Licensee relating to the Purchased Royalty Interest, provided that the Seller may redact any information that is not related to the Purchased Royalty Interest and the Royalty Product in the Roche Territory and would not reasonably be expected (with or without the giving of notice or passage of time, or both) to have a Material Adverse Effect.

[***]

Section 5.4Misdirected Payments.

(a)Notwithstanding the terms of the Licensee Instruction, commencing upon the Closing and at all times thereafter during the term of this Agreement, if any portion of the Purchased Royalty Interest is paid to the Seller, then (i) the Seller shall hold such amount in trust for the benefit of the Purchaser in a segregated account, (ii) the Seller shall have no right, title or interest whatsoever in such amount and shall not create or suffer to exist any Lien thereon and (iii) the Seller promptly, and in any event [***] following the receipt by the Seller of such amount, shall remit such amount to the Purchaser Account. The Seller shall notify the Purchaser of such wire transfer and provide reasonable details regarding the Purchased Royalty Interest payment so received by the Seller.

(b)Notwithstanding the terms of the Licensee Instruction, commencing upon the Closing and at all time thereafter, if any amount due under the License Agreement that does not constitute the Purchased Royalty Interest is paid to the Purchaser, then (i) the Purchaser shall hold such amount in trust for the benefit of the Seller in a segregated account, (ii) the Purchaser shall have no right, title or interest whatsoever in such amount and shall not create or suffer to exist any Lien thereon and (iii) the Purchaser promptly, and in any event [***] following the receipt by the Purchaser of such amount, shall remit such amount to the Seller Account. The Purchaser shall notify the Seller of such wire transfer and provide reasonable details regarding the erroneous payment so received by the Purchaser.

(c)If the Purchased Royalty Interest paid for any period commencing on [***] is reduced (other than as a result of a Permitted Reduction) by Licensee in a manner permitted by the License Agreement due to an overestimate by Licensee of Roche Net Sales

[***], then the Seller shall promptly pay the Purchaser the Shortfall Amount. If the Purchased Royalty Interest paid for any period [***] is increased by Licensee in a manner permitted by the License Agreement due to an underestimate by Licensee of Roche Net Sales for any period [***], then the Purchaser shall promptly pay the Seller the Excess Amount.

(d)A late fee of [***] shall accrue on all unpaid amounts on an annualized basis with respect to any sum payable under Section 5.4(a) or Section 5.4(b) beginning [***] after Seller, in the case of Section 5.4(a), or Purchaser, in the case of Section 5.4(b), receives such erroneous payment.

Section 5.5Royalty Set-Offs. If Licensee exercises any Set-Off against any payment of the Purchased Royalty Interest (including any Set-Off exercised against any payment of the Purchased Royalty Interest (a) [***], such Set-Off shall not reduce any payment of the Purchased Royalty Interest otherwise payable to the Purchaser, and if such Set-Off reduces any payment of the Purchased Royalty Interest to less than the full amount of the Purchased Royalty Interest, then Seller shall promptly (and in any event [***] following the payment of the Purchased Royalty Interest affected by such Set-Off) make a true-up payment to the Purchaser such that the Purchaser receives the full amount of such Purchased Royalty Interest payments that would have been payable to the Purchaser had such Set-Off not occurred. For all purposes hereunder, any true-up payment made pursuant to this Section 5.5 will be treated as paid with respect to the Purchased Royalty Interest for U.S. federal income tax purposes to the fullest extent permitted by applicable Law. For the avoidance of doubt, this Section 5.5 shall not apply to any deduction or withholding of taxes from payments of the Purchased Royalty Interest, which shall be governed exclusively by Section 5.12.

Section 5.6Maintenance of License Agreement.

(a)The Seller shall perform and comply with its material obligations under the License Agreement and shall not take any action or forego any action that would reasonably be expected to constitute a material breach of or default under any provision of the License Agreement related to the Purchased Royalty Interest, related to the Commercialization of the Royalty Product in the Roche Territory, or the breach of which or default under would reasonably be expected (with or without the giving of notice or passage of time, or both) to result in a Material Adverse Effect. The Seller shall not forgive, release or compromise any portion of the Purchased Royalty Interest payable under the License Agreement. The Seller shall not, except as Mutually Agreed, amend, modify, supplement, restate, waive, cancel or terminate (or consent to any amendment, modification, supplement, restatement, waiver, cancellation or termination of), in whole or in part, any provision of or right under the License Agreement. The Seller shall not assign or otherwise transfer, in whole or in part, the License Agreement or any provision thereof or right thereunder without the consent of the Purchaser, except for (i) any assignment that is made in connection with an assignment of this Agreement in accordance with Section 10.3 and (ii) any assignment, in whole or in part, of the Co-Commercialization Arrangement that would not reasonably be expected (with or without the giving of notice or passage of time, or both) to have a Material Adverse Effect. Subject to the foregoing, promptly, and in any event [***], following receipt by the Seller of any final assignment, amendment, modification, supplement, restatement, waiver, cancellation or termination of the License Agreement, the Seller shall furnish a copy of the same to the Purchaser.

(b)Notwithstanding the foregoing, the Seller shall not, (i) without the consent of the Purchaser, exercise any right to terminate, agree with Licensee to terminate, or take or permit any Affiliate or sublicensee to take any action that would reasonably be expected to give Licensee the right to terminate, the License Agreement in its entirety, or (ii) except as Mutually Agreed, exercise any right to terminate, agree with Licensee to terminate, or take or permit any Affiliate or sublicensee to take any action that would reasonably be expected to give Licensee the right to terminate, the License Agreement in part.

(c)The Seller shall not, without the prior written consent of the Purchaser, grant or withhold any consent, exercise or waive any right or option or fail to exercise any right or option in respect of, affecting or relating to the Royalty Product in the Roche Territory or the License Agreement if doing so would (i) reasonably be expected (with or without the giving of notice or passage of time, or both) to have a Material Adverse Effect or (ii) cause a termination, material breach or material default under the License Agreement. The Seller shall not, without the prior written consent of the Purchaser, (A) forgive, release or compromise any amount owed to or becoming owed to the Seller under the License Agreement in respect of the Purchased Royalty Interest or (B) grant or withhold any consent, exercise or waive any right or option or fail to exercise any right or option in respect of, affecting or relating to the Purchased Royalty Interest.

(i)Within [***] after (i) receiving notice from Licensee (A) terminating the License Agreement (in whole or in part, except with respect to a termination of solely the Co-Commercialization Arrangement) or (B) alleging (1) any breach of or default under the License Agreement relating to the Purchased Royalty Interest or (2) any other material breach of or default under the License Agreement or (ii) the Seller gaining Knowledge of any fact, circumstance or event that would reasonably be expected to give rise to (1) a breach of or default under the License Agreement relating to the Purchased Royalty Interest or (2) any other breach of or default under the License Agreement that would permit Licensee to terminate the License Agreement (in whole or in part, except with respect to a termination of solely the Co-Commercialization Arrangement), the Seller shall give written notice thereof to the Purchaser. Such notice shall (x) describe in reasonable detail such breach, default or termination event, (y) include a copy of any written notice received from Licensee, and (z) in the case of any such breach or default or alleged breach or default by the Seller, describe in reasonable detail any corrective action the Seller proposes to take in respect of such breach or default.

(ii)Seller shall use its commercially reasonable efforts to promptly cure any such breach or default by it under the License Agreement (in such manner as may be Mutually Agreed) and, in any case, shall give written notice to the Purchaser upon curing such breach or default. In connection with any dispute regarding an alleged breach or default that is solely related to the Purchased Royalty Interest or would reasonably be expected (with or without the giving of notice or passage of time, or both) to have a Material Adverse Effect, the Seller shall employ such counsel, reasonably acceptable to the Seller, as the Purchaser may select. The Seller shall pay the costs and expenses associated with the actions set forth in this Section 5.6(c)(ii), provided, however, that such costs and expenses (including the reasonable fees and expenses of the Seller’s counsel) shall be borne by the Purchaser to the extent such breach or default or alleged breach or default relates to a matter described in prong (a) or prong (c) of the definition of “Mutually Agreed” and is finally determined to have resulted from a breach of or default under the License Agreement by the Licensee.

(iii)The Seller shall not waive any obligation of, or grant any consent to, the Licensee under, in respect of or related to the Purchased Royalty Interest without the prior consent of the Purchaser, not to be unreasonably withheld, delayed or conditioned.

[***]

Section 5.7Enforcement of License Agreement.

(a)Promptly (but in any event within [***]) after the Seller obtains Knowledge of (i) any breach of or default under the License Agreement by Licensee relating to the Purchased Royalty Interest (other than any breach set forth on Schedule 5.7) or that would reasonably be expected (with or without the giving of notice or passage of time, or both) to have a Material Adverse Effect, (ii) any other material breach of or default under the License Agreement by Licensee, or (iii) the existence of any facts, circumstances or events that, alone or together with other facts, circumstances or events, would reasonably be expected (with or without the giving of notice or passage of time, or both) to give rise to any such breach or default of clause (i) or (ii), the Seller shall (A) give written notice thereof to the Purchaser describing in reasonable detail the relevant breach or default, (B) provide to the Purchaser a copy of any written notice of such breach or default of the License Agreement delivered by the Seller to Licensee and (C) proceed, in the case of clause (i), as reasonably instructed by the Purchaser, and in the case of clause (ii) or (iii), as Mutually Agreed, to take action to enforce compliance by Licensee with the relevant provisions of the License Agreement and to exercise any or all of the Seller’s rights and remedies, whether under the License Agreement or by operation of Law, with respect thereto. If such breach or default is solely related to the Purchased Royalty Interest or would reasonably be expected (with or without the giving of notice or passage of time, or both) to have a Material Adverse Effect, the Seller shall employ such counsel reasonably acceptable to the Seller as the Purchaser shall recommend for such purpose.

(b)The Purchaser shall reimburse the Seller for all reasonable out-of-pocket costs and expenses (including the reasonable fees and expenses of the Seller’s counsel) incurred by the Seller, as such costs and expenses are incurred, in connection with any actions taken or exercise of rights and remedies by the Seller at the direction of Purchaser pursuant to Section 5.7(a) that are taken at the direction of the Purchaser; provided, however, that such out-of-pocket costs and expenses (including the reasonable fees and expenses of the Seller’s counsel) shall be borne by the Seller to the extent such breach, default or termination event or alleged breach, default or termination event is finally determined to have resulted from a breach of or default under the License Agreement by the Seller.

(c)All Proceeds resulting from any enforcement of Licensee’s obligations under the License Agreement shall be applied (i) first to reimburse the Seller for any expenses incurred by it in connection with such enforcement and not already reimbursed by Purchaser pursuant to Section 5.7(b) and (ii) second, if such enforcement was undertaken at the direction of Purchaser or was subject to mutual agreement between the Purchaser and the Seller pursuant to Section 5.7(a)(C), to the Purchaser for any expenses incurred by it in connection with such enforcement. The remainder of such Proceeds that are in respect of an unpaid portion of the Purchased Royalty Interest shall be allocated to the Purchaser, with any remaining Proceeds allocated to the Seller. The Seller hereby assigns and, if not presently assignable, agrees to assign to the Purchaser the amount of Proceeds due to the Purchaser in accordance with this Section 5.7(c). For the avoidance of doubt, if such Proceeds are in respect of an unpaid portion of the Purchased Royalty, and the amount of Proceeds remaining after application of the first sentence of this Section 5.7(c) is less than such unpaid portion of the Purchased Royalty Interest, the Seller shall have no obligation to reimburse or make whole the Purchaser for such differential amount.

Section 5.8New Arrangements. Notwithstanding Section 5.6, if the License Agreement is terminated in its entirety or on a Licensed Product-by-Licensed Product basis for the entire Roche Territory or on a country-by-country basis within the Roche Territory, in each case, by the Seller or by Licensee pursuant to Section 13.2 or Section 13.3 of the License Agreement, [***].

Section 5.9Patent Prosecution; Enforcement.

(a)The Seller shall promptly (and in any event within [***]) inform the Purchaser following (i) the Seller making a final decision to allow any of the Royalty Product BPM Patents to lapse or become abandoned or to not prosecute any patent applications for any Royalty Product BPM Patents or (ii) the Seller receiving written notice from Licensee pursuant to Section 9.3(d) of the License Agreement of the Licensee’s intention to allow any of the Royalty Product Roche Patents or the Royalty Product Joint Patents to lapse or become abandoned or to not prosecute any patent applications for any Royalty Product Roche Patents or Royalty Product Joint Patents.

(b)The Seller shall promptly (and in any event within [***]) inform the Purchaser: (i) of any infringement by a third party of which Seller gains Knowledge with respect to any of the Royalty Product Patents in the Roche Territory, (ii) of receipt by the Seller of any written notice thereof by Licensee pursuant to Section 9.4(a) of the License Agreement together with providing a copy of such written notice, and (iii) if it receives notice by counterclaim or other means any allegation of invalidity or unenforceability of any of the Royalty Product Patents or otherwise becomes aware of the same as contemplated under Section 9.5 of the License Agreement. As soon as practicable and in any event not less than [***] following such delivery, the Seller shall notify the Purchaser of (A) any material developments in any suit or other action to abate such infringement that are delivered by Licensee to the Seller under Section 9.4(b)(iii) of the License Agreement, together with copies of all pleadings filed in such suit or action, and (B) any material developments in the defense of any such allegation that are delivered by Licensee to the Seller under Section 9.5 of the License Agreement.

(c)To the extent required or permitted by the License Agreement, the Seller shall act as Mutually Agreed to (i) take any and all actions, and prepare, execute, deliver and file any and all agreements, documents and instruments, that are reasonably necessary to diligently preserve and maintain the applicable Royalty Product Patents, including payment of maintenance fees or annuities, (ii) not disclaim or abandon, or fail to take any action necessary to prevent the disclaimer, termination or abandonment of, any Royalty Product Patent, (iii) diligently enforce the Royalty Product Patents against infringement or interference by any other Person and defend any Royalty Product Patents against any claims of invalidity or unenforceability, in any jurisdiction of the Roche Territory (including by bringing any legal action for infringement or defending any counterclaim of invalidity or action of any other Person for declaratory judgment of non-infringement or non-interference), and (iv) when available in respect of the Royalty Product Patents, obtain issued patents and any corrections, substitutions, reissues and reexaminations thereof and obtain patent term extensions and any other forms of patent term restoration in any country in the Roche Territory. Seller shall be responsible for all out-of-pocket costs and expenses (including the fees and expenses of the Seller’s counsel) incurred by the Seller in connection with the Seller’s actions pursuant to clauses (i) through (iv) of the immediately preceding sentence using counsel of the Seller’s choice reasonably acceptable to the Purchaser; provided, however, that, if the Seller’s actions under any such clauses (i) through (iv) were taken solely at the direction or request of the Purchaser and not pursuant to the mutual agreement of the Seller and the Purchaser, (A) to the extent Seller is permitted to select counsel under the License Agreement, the Seller shall employ counsel designated by the Purchaser and reasonably acceptable to the Seller and (B) the Purchaser shall promptly on demand reimburse the Seller for all costs and expenses incurred by the Seller in connection with such Seller’s actions pursuant to any such clauses (i) through (iv) as applicable and for which the Seller is not entitled to reimbursement by Licensee. The Purchaser shall, to the extent permitted under the License Agreement, have the right, at its sole cost and expense, to participate in any meeting, discussion, action, suit or other proceeding relating to the infringement, legality, validity or enforceability of the Royalty Product Patents, including any counterclaim, settlement discussions or meetings. The parties hereto shall enter into the Common Interest and Joint Privilege Agreement at the Closing, [***]

Section 5.10No Assignment; No Liens. Except in connection with a permitted assignment by the Seller in accordance with the provisions of Section 10.3, the Seller shall not dispose of, assign or otherwise transfer, or grant, incur or suffer to exist any Lien on the Purchased Royalty Interest. Except as set forth on Schedule 5.10, the Seller shall not dispose of, assign or otherwise transfer, or grant, incur or suffer to exist any Lien with respect to any of its interest in any portion of the License Agreement, the BPM Technology, or any Royalty Product Patents that could reasonably be expected (with or without the giving of notice or passage of time, or both) to have a Material Adverse Effect.

Section 5.11Audits. The Seller may and, if requested in writing by the Purchaser, shall, to the extent permitted by Section 8.15 of the License Agreement, provide written notice to Licensee to cause an inspection or audit to determine the correctness of Purchased Royalty Interest payments made under the License Agreement. All of the expenses of any inspection or audit requested by the Purchaser that would otherwise be borne by Seller pursuant to the License Agreement shall instead be borne by Purchaser, including such fees and expenses of any public accounting firm engaged by Seller in connection with such an inspection or audit, together with

Seller’s reasonable out-of-pocket costs incurred in connection with such inspection or audit. With respect to any inspection or audit requested by the Purchaser, the Seller shall select such public accounting firm as the Purchaser shall recommend for such purpose (as long as such public accounting firm is reasonably acceptable to Licensee as required by Section 8.15 of the License Agreement). Seller will furnish to Purchaser a true, correct and complete copy of any inspection or audit report prepared in connection with such an inspection or audit. If, following the completion of such inspection or audit, Seller is required to reimburse Licensee for overpayment of the Purchased Royalty Interest, then Purchaser shall promptly upon request (and in any event within [***] following such request) reimburse Seller or, at Seller’s request, Licensee on behalf of Seller, the portion of such overpaid amount that was paid to the Purchaser. If, following the completion of such inspection or audit conducted at the request of the Purchaser, Licensee is required to reimburse Seller for the cost of such audit or inspection as required by Section 8.15 of the License Agreement, then Seller shall promptly upon receipt of such reimbursement (and in any event within [***] following such receipt) pay to the Purchaser the full amount of such reimbursement that was paid to the Seller.

Section 5.12Tax Matters.

(a)Notwithstanding the accounting treatment therefor and unless otherwise required by applicable Law, for all U.S. federal and applicable state and local tax purposes, the Seller and the Purchaser shall treat (i) the Purchaser’s payment of the Closing Purchase Price (pursuant to Section 2.2) and the Purchaser’s payment of each Milestone Payment (pursuant to Section 2.5) as received by the Seller in a taxable sale of the Purchase Royalty Interest and (ii) Purchaser as the recipient of the payments made with respect to the Purchased Royalty Interest. The parties hereto agree not to take any position that is inconsistent with the provisions of this Section 5.12(a) on any tax return or in any audit or other tax-related administrative or judicial proceeding unless the other party hereto has consented in writing to such actions or as otherwise required pursuant to a final determination within the meaning of Section 1313(a) of the Code or a corresponding provision of state, local or foreign tax Law. If there is an inquiry by any Governmental Authority of the Seller or the Purchaser related to this Section 5.12, the parties hereto shall cooperate with each other in responding to such inquiry in a commercially reasonable manner consistent with this Section 5.12.

(b)On or prior to the Closing Date, the Purchaser shall deliver to the Seller a duly completed and valid IRS Form W-8BEN-E certifying that the Purchaser is exempt from U.S. federal withholding tax in respect of all royalty payments, and all payments characterized as “other income”, in each case with respect to the Purchased Royalty Interest.

(c)All payments to the Purchaser under the Transaction Documents shall be made without any deduction or withholding by the Seller for or on account of any tax, unless required by applicable Law. If any applicable Law (as reasonably determined by the Seller) requires the deduction or withholding of any tax by the Seller, then the Seller shall be entitled to make such deduction or withholding in accordance with applicable Law, provided that the Seller shall give the Purchaser prior notice and the opportunity, in good faith, to contest and prevent such deduction or withholding. Any such withheld amounts shall be remitted by the Seller to the relevant taxing authority and shall be treated for all purposes of the Transaction Documents as having been paid to the Purchaser. The Seller shall use commercially reasonable efforts to give or cause to be given to the Purchaser such assistance and such information concerning the reasons for deduction or withholding (including, in reasonable detail, the method of calculation for the deduction or withholding thereof) as may be reasonably necessary to enable the Purchaser to claim exemption therefrom, or credit therefor, or relief (whether at source or by reclaim) therefrom, and, in each case, shall furnish the Purchaser with proper evidence of the taxes deducted or withheld and remitted to the relevant taxing authority.

(d)Notwithstanding anything to the contrary in Section 5.12(c), and provided that the Purchaser has complied with its obligation under Section 5.12(b), the Seller agrees that if the Licensee deducts or withholds any taxes on any payments made to the Purchaser with respect to the Purchased Royalty Interest, and if such deduction or withholding on account of taxes would have applied to such payments had they been made to the Seller, then the Seller shall promptly (and in any event within [***] following the date of the payment affected by such tax deduction or withholding) make a true-up payment to the Purchaser in the amount of the tax deduction or withholding that would have applied had such payment been made to the Seller. For all purposes hereunder, any true-up payment made pursuant to this Section 5.12(d) will be treated as paid with respect to the Purchased Royalty Interest for U.S. federal income tax purposes to the fullest extent permitted by applicable Law.

ARTICLE VI

THE CLOSING

Section 6.1Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place on the date hereof (the “Closing Date”) via the remote exchange of documents and signatures, or at such other time and location as the parties hereto mutually agree.

Section 6.2Payment of Closing Purchase Price. At the Closing, the Purchaser shall deliver to the Seller payment of the Closing Purchase Price by wire transfer of immediately available funds to the Seller Account.

Section 6.3Closing Deliverables.

(a)At the Closing, each of the Seller and the Purchaser shall deliver to the other party hereto a duly executed counterpart to (i) the Bill of Sale, evidencing the sale and assignment to the Purchaser of the Purchased Royalty Interest, and (ii) the Common Interest and Joint Privilege Agreement.

(b)At the Closing, the Seller shall deliver to the Purchaser a certificate of an executive officer of the Seller, dated as of the Closing Date, certifying as to the (i) attached copies of the organizational documents of the Seller and resolutions of the governing body of the Seller authorizing and approving the execution, delivery and performance by the Seller of the Transaction Documents and the transactions contemplated thereby and (ii) the incumbency of the officer or officers of the Seller who have executed and delivered the Transaction Documents, including therein a signature specimen of each such officer or officers.

(c)At the Closing, the Purchaser shall deliver to the Seller a certificate of an executive officer of RP Management, LLC, as the investment manager of the Purchaser, dated as of the Closing Date, certifying as to the incumbency of the officer or officers of RP

Management, LLC, as the investment manager of the Purchaser who have executed and delivered the Transaction Documents to which the Purchaser is party, including therein a signature specimen of each such officer or officers.

(d)At the Closing, the Seller shall deliver to the Purchaser a valid, properly executed IRS Form W-9 certifying that the Seller is exempt from U.S. federal withholding tax and “backup” withholding tax.

(e)At the Closing, the Purchaser shall deliver to the Seller a duly completed and executed IRS Form W-8BEN-E pursuant to Section 5.12(a).

(f)At the Closing, the Seller shall deliver to Licensee a duly executed copy of the Licensee Instruction the IRS Form W-8BEN-E provided by Purchasers pursuant to Section 5.12(b) hereof and shall provide evidence to Purchaser of such delivery.

(g)At the Closing, the Seller shall deliver to the Purchaser a duly executed copy of the Licensee Consent.

ARTICLE VII

INDEMNIFICATION

Section 7.1Indemnification by the Seller. The Seller agrees to indemnify and hold harmless the Purchaser and its partners, directors, officers, managers, employees or agents (each, a “Purchaser Indemnified Party”) from and against, and will pay to each Purchaser Indemnified Party the amount of, any and all Losses awarded against or incurred or suffered by such Purchaser Indemnified Party, whether or not involving a Third Party Claim, arising out of [***].

Section 7.2Indemnification by the Purchaser. The Purchaser agrees to indemnify and hold each of the Seller and its Affiliates and any or all of their respective partners, directors, officers, managers, members, employees or agents (each, a “Seller Indemnified Party”) harmless from and against, and will pay to each Seller Indemnified Party the amount of, any and all Losses awarded against or incurred or suffered by such Seller Indemnified Party, whether or not involving a Third Party Claim, arising out of [***].

Section 7.3Procedures for Third Party Claims.

(a)If any claim or demand made by any Person other than the Purchaser or the Seller or their respective Affiliates against a Purchaser Indemnified Party or a Seller Indemnified Party, as applicable (a “Third Party Claim”) shall be brought or alleged against an indemnified party in respect of which indemnity is to be sought against an indemnifying party pursuant to Section 7.1 or Section 7.2, the indemnified party shall, promptly after receipt of notice of the commencement of such Third Party Claim, notify the indemnifying party in writing of the commencement thereof, enclosing a copy of all papers served, if any; provided, that the failure to so notify such indemnifying party will not relieve the indemnifying party from any liability that it may have to any indemnified party under Section 7.1 or Section 7.2 unless, and only to the extent that, the indemnifying party is actually prejudiced by such failure.

(b)In the event that any Third Party Claim is brought against an indemnified party and it notifies the indemnifying party of the commencement thereof in accordance with this Section 7.3, the indemnifying party will be entitled, at the indemnifying party’s sole cost and expense, to participate therein and, to the extent that it may wish, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, subject to clause (c), the indemnifying party will not be liable to such indemnified party under this Article VII for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation or out-of-pocket costs related to any requests from, or cooperating with, the indemnifying party.

(c)In any such Third Party Claim, an indemnified party shall have the right to retain its own counsel, but the reasonable fees and expenses of such counsel shall be at the sole cost and expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel, (ii) the indemnifying party has assumed the defense of such proceeding and has failed within a reasonable time to retain counsel reasonably satisfactory to such indemnified party or (iii) the named parties to any such Third Party Claim (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interests between them based on the advice of counsel to the indemnifying party. In each case of clauses (i), (ii) and (iii) the indemnifying party shall reimburse the indemnified party promptly and periodically for the reasonable out-of-pocket costs and expenses of defending against such claim, including reasonable attorneys’ fees and expenses, and the indemnifying party shall remain responsible for any Losses the indemnified party may suffer as a result of such claim to the full extent provided in this Article VII. It is agreed that the indemnifying party shall not, in connection with any Third Party Claim or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate law firm (in addition to local counsel where necessary) for all such indemnified parties.

(d)The indemnifying party shall not be liable for any settlement of any Third Party Claim effected without its written consent, but, if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any Loss by reason of such settlement or judgment. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement, compromise or discharge of any pending or threatened Third Party Claim in respect of which any indemnified party is or could have been a party and indemnity could be sought hereunder by such indemnified party, unless such settlement, compromise or discharge, as the case may be, (i) includes an unconditional written release of such indemnified party, in form and substance reasonably satisfactory to the indemnified party, from all liability on claims that are the subject matter of such claim or proceeding, (ii) does not include any statement as to an admission of fault, culpability or failure to act by or on behalf of any indemnified party and (iii) does not impose any continuing material obligation or restrictions on any indemnified party.

Section 7.4Other Claims. A claim by an indemnified party under this Article VII for any matter not involving a Third Party Claim and in respect of which such indemnified party would be entitled to indemnification hereunder may be made by delivering, in good faith, a written notice of demand to the indemnifying party, which notice shall contain (a) a description and the amount of any Losses incurred or suffered or reasonably expected to be incurred or suffered by the indemnified party, (b) a statement that the indemnified party is entitled to indemnification under this Article VII for such Losses and a reasonable explanation of the basis therefor, and (c) a demand for payment in the amount of such Losses; provided, that the failure to so notify such indemnifying party will not relieve the indemnifying party from any liability that it may have to any indemnified party under Section 7.1 or Section 7.2 unless, and only to the extent that, the indemnifying party is actually prejudiced by such failure. For all purposes of this Section 7.4, the Seller shall be entitled to deliver such notice of demand to the Purchaser on behalf of the Seller Indemnified Parties, and the Purchaser shall be entitled to deliver such notice of demand to the Seller on behalf of the Purchaser Indemnified Parties.

Section 7.5Time Limitations.

(a)The Seller shall have liability under Section 7.1 with respect to any breach of any representation or warranty made by the Seller in any of the Transaction Documents or certificates delivered by the Seller to the Purchaser in writing pursuant to this Agreement, only if, on or prior to the date that is [***] after the Closing Date, the Purchaser notifies the Seller of a claim in respect of such breach, specifying the factual basis of such claim in reasonable detail (other than [***], as to which a claim may be made at any time until the date that is [***] after the termination of this Agreement).

(b)The Purchaser shall have liability under Section 7.2 with respect to any breach of any representation or warranty made by the Purchaser in any of the Transaction Documents or any certificate delivered by the Purchaser to the Seller in writing pursuant to this Agreement, only if, on or prior to the date that is [***] after the Closing Date, the Seller notifies the Purchaser of a claim in respect of such breach, specifying the factual basis of such claim in reasonable detail (other than Section 4.1, Section 4.2, Section 4.3, and Section 4.4 as to which a claim may be made at any time until the date that is [***] after the termination of this Agreement).

Section 7.6Limitations on Liability. No party hereto shall be liable for any consequential (including lost profits), punitive, special, indirect or incidental damages under this Article VII (and no claim for indemnification hereunder shall be asserted) as a result of any breach or violation of any covenant or agreement of such party (including under this Article VII) in or pursuant to this Agreement. Notwithstanding the foregoing, the Purchaser shall be entitled to make indemnification claims, in accordance with the procedures set forth in this Article VII, for Losses that include any portion of the Purchased Royalty Interest that the Purchaser was entitled to receive but did not receive timely or at all due to any indemnifiable events under this Agreement, and such portion of the Purchased Royalty Interest shall not be deemed consequential, punitive, special, indirect, incidental damages or lost profits for any purpose of this Agreement. Other than with respect to any fraud, willful misconduct, or intentional misrepresentation, (a) in no event shall Seller’s aggregate liability for Losses under Section 7.1(a) or Purchaser’s aggregate liability for Losses under Section 7.2(a) exceed the Closing Purchase Price less the Purchased Royalty Interest payments actually received by the Purchaser following the [***] of the date hereof, and (b) Seller shall not have any liability for Losses under Section 7.1 (a) and the Purchaser shall not have any liability for Losses under Section 7.2(a)

unless and until the aggregate amount of all Losses incurred by the indemnified party [***], in which event the indemnifying party shall be liable for Losses including such amount. For the avoidance of doubt, the Seller shall have no liability to Purchaser for any Permitted Reduction or Credit Event.

Section 7.7Exclusive RemedyARTICLE VIII. Except in the case of fraud or intentional misrepresentation, and except as set forth in Section 10.1, the indemnification afforded by this Article VII shall be the sole and exclusive remedy for any and all Losses awarded against or incurred or suffered by a party hereto in connection with the transactions contemplated by the Transaction Documents, including with respect to any breach of any representation or warranty made by a party hereto in any of the Transaction Documents or any certificate delivered by a party hereto to the other party hereto in writing pursuant to this Agreement or any breach of or default under any covenant or agreement by a party hereto pursuant to any Transaction Document.

ARTICLE VIII

CONFIDENTIALITY

Section 8.1Confidentiality. Except as provided in this Article VIII or otherwise agreed in writing by the parties hereto, the parties hereto agree that, during the term of the License Agreement and until the [***] of the date of termination of the License Agreement (provided that if this Agreement has been terminated prior to the earlier of the License Agreement, the Seller shall provide notice of the date of termination of the License Agreement to the Purchaser), each party (the “Receiving Party”) shall keep confidential, and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder), any information (whether written or oral, or in electronic or other form) furnished to it by or on behalf of the other party (the “Disclosing Party”) pursuant to the Existing Confidentiality Agreement (as defined below) or this Agreement (such information, “Confidential Information” of the Disclosing Party), except for that portion of such information that:

(a)was already in the Receiving Party’s or its Affiliates’ possession on a non-confidential basis prior to its disclosure to it by the Disclosing Party, as evidenced by written records (provided, if such information was disclosed to the Receiving Party on a non-confidential basis by a party that is not the Disclosing Party, such party had the right to disclose such information to the Receiving Party without violating any legal, contractual or fiduciary obligation to, any person with respect to such information);

(b)is or becomes generally available to the public other than as a result of an act or omission by the Receiving Party or its Affiliates in breach of this Agreement; or

(c)was independently developed by the Receiving Party or any of its Affiliates, as evidenced by written records, without use of or reference to the Confidential Information or in violation of the terms of this Agreement.

For the avoidance of doubt, but without limiting any disclosures permitted pursuant to Section 5.1, the terms of this Agreement are the Confidential Information of both parties hereto.

Section 8.2Termination of Confidentiality Agreement. Effective upon the date hereof, the Confidentiality Agreement, dated March 23, 2022 (the “Existing Confidentiality Agreement”), between Seller and Purchaser shall terminate and be of no further force or effect, and shall be superseded by the provisions of this Article VIII.

Section 8.3Required Disclosure. In the event that the Receiving Party or its Affiliates or any of its or its Affiliates’ employees, officers, directors, representatives or agents (collectively, “Representatives”) are requested by a governmental or regulatory authority or required by applicable Law, regulation or legal process (including the regulations of a stock exchange or governmental or regulatory authority or the order or ruling of a court, administrative agency or other government or regulatory body of competent jurisdiction) to disclose any Confidential Information, the Receiving Party shall promptly, to the extent practicable or permitted by Law, notify the Disclosing Party in writing of such request or requirement so that the Disclosing Party may seek an appropriate protective order or other appropriate remedy (and if the Disclosing Party seeks such an order or other remedy, the Receiving Party will provide such cooperation, at the Disclosing Party’s sole expense, as the Disclosing Party shall reasonably request). If no such protective order or other remedy is sought or obtained and Receiving Party or its Affiliates or its or its Affiliates’ Representatives are, in the view of their respective counsel (which may include their respective internal counsel), legally required to disclose Confidential Information, the Receiving Party or its Affiliates or its or its Affiliates’ Representatives, as the case may be, shall only disclose that portion of the Confidential Information that their respective counsel advises that the Receiving Party or its Affiliates or its or its Affiliates’ Representatives, as the case may be, are required to disclose and will exercise commercially reasonable efforts, at the Disclosing Party’s sole expense, to obtain reliable assurance that confidential treatment will be accorded to that portion of the Confidential Information that is being disclosed. In any event, the Purchaser will not oppose action by the Seller to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information. Notwithstanding the foregoing, notice to the Seller shall not be required where disclosure is made (i) in response to a request by a governmental or regulatory authority having competent jurisdiction over the Purchaser, its Affiliates or its or its Affiliates’ Representatives, as the case may be, or (ii) in connection with a routine examination by a regulatory examiner, where in each case such request or examination does not expressly reference the Seller, its Affiliates, the Purchased Royalty Interest or this Agreement.

Section 8.4Permitted Disclosure.

(a)The Receiving Party may disclose Confidential Information with the prior written consent of the Disclosing Party or to the extent such disclosure is reasonably necessary in the following situations:

(i)prosecuting or defending litigation;

(ii)for regulatory, tax or customs purposes;

(iii)for audit purposes, provided that each recipient of Confidential Information must be bound by customary obligations of confidentiality and non-use prior to any such disclosure;

(iv)disclosure to its Affiliates and its and its Affiliates’ Representatives on a need-to-know basis, provided that each recipient of Confidential Information must be bound by customary obligations of confidentiality and non-use prior to any such disclosure;

(v)disclosure, with respect to the Seller, to Licensee as required under the License Agreement;

(vi)disclosure to its actual or potential investors and co-investors, and other sources of funding, including debt financing, or potential partners, collaborators or acquirers, and their respective accountants, financial advisors and other professional representatives, provided, that such disclosure shall be made only to the extent customarily required to consummate such investment, financing transaction partnership, collaboration or acquisition and that each recipient of Confidential Information must be bound by customary obligations of confidentiality and non-use prior to any such disclosure; or

(vii)as set forth in Section 5.1.

(b)Notwithstanding the foregoing, in the event the Receiving Party is required to make a disclosure of the Disclosing Party’s Confidential Information pursuant to Section 8.4(a)(i) or Section 8.4(a)(ii), it will comply with the obligations of Section 8.3.

ARTICLE IX

TERMINATION

Section 9.1Termination of Agreement. This Agreement shall continue in full force and effect until [***] after such time as Licensee is no longer obligated to make payments of the Purchased Royalty Interest, at which time this Agreement shall automatically terminate, except with respect to any rights that shall have accrued prior to such termination.

Section 9.2Effect of Termination. Upon the termination of this Agreement pursuant to Section 9.1 this Agreement shall become void and of no further force and effect; provided, however, that (a) the provisions of Section 5.1, Section 5.4(b), Section 5.4(c) (solely with respect to Section 5.4(b)), Article VII, Article VIII, this Section 9.2 and Article X shall survive such termination and shall remain in full force and effect, (b) if, upon the termination of this Agreement, any payments of the Purchased Royalty Interest are payable to the Purchaser hereunder, this Agreement shall remain in full force and effect until any and all such payments have been made in full, and (except as provided in this Section 9.2) solely for that purpose, and (b) termination shall not relieve either party hereto of liability for any breach of this Agreement that occurs on or prior to termination.

ARTICLE X

MISCELLANEOUS

Section 10.1Specific Performance. Each of the parties hereto acknowledges that the other party hereto will have no adequate remedy at Law if any of its obligations are breached, or, in the case of Article VIII, are threatened to be breached. Accordingly, notwithstanding Article VII, each of the parties hereto agrees that, without posting bond or other undertaking, the other party hereto shall be entitled to seek a temporary or permanent injunctive relief to prevent breaches, or, in the case of Article VIII, threatened breaches, of this Agreement and to seek specific performance of this Agreement and the terms and provisions hereof in any action, suit or other proceeding instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter in addition to any other remedy to which it may be entitled, at Law or in equity. Each of the parties hereto further agrees that, in the event of any action for specific performance in respect of such breach or violation, it shall not assert the defense that a remedy at Law would be inadequate. Such remedy shall not be deemed to be the exclusive remedy for breach of this Agreement but shall be in addition to all other rights and remedies available at Law or equity to the parties hereto.

Section 10.2Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be effective (a) upon receipt when sent via certified mail, return receipt requested, postage prepaid, with such receipt to be effective the date of delivery indicated on the return receipt, (b) upon receipt when sent via email, with such receipt to be effective the date acknowledged by the recipient, (c) upon receipt when sent by a national overnight courier, or (d) on the date personally delivered to an authorized officer of the party to which sent, in all cases of (a), (c) and (d), with a copy emailed to the recipient at the applicable address, addressed to the recipient as follows:

if to the Seller, to:

Blueprint Medicines Corporation
45 Sidney Street
Cambridge, MA 02139
Attention: Chief Executive Officer
Email: [***]

with a copy, which shall not constitute notice, to:

Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210
Attention: Kingsley L. Taft; Danielle Lauzon
Email: [***]; [***]

if to the Purchaser, to:

Royalty Pharma Investments 2019 ICAV
c/o RP Management, LLC
110 E. 59th Street

New York, NY 10022
Attention: George Lloyd
Email: [***]

with a copy, which shall not constitute notice, to:

Gibson, Dunn & Crutcher LLP
555 Mission Street
San Francisco, CA 94105
Attention: Ryan Murr & Karen Spindler
Email: [***]; [***]

Each party hereto may, by notice given in accordance herewith to the other party hereto, designate any further or different address to which subsequent notices, consents, waivers and other communications shall be sent.

Section 10.3Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement, or any rights or obligations hereunder, may not be assigned by the Seller without the prior written consent of the Purchaser; provided that the Seller may assign this Agreement in its entirety to any third party that acquires all or substantially all of the Seller’s business to which this Agreement relates, whether by merger, sale of assets or otherwise, so long as, (a) such assignee acquires all of the Seller’s right, title and interest in and to the BPM Technology, the License Agreement and this Agreement and (b) prior to closing any such transaction, the Seller causes such Person to deliver a writing to the Purchaser in which such Person assumes all of the obligations of the Seller to the Purchaser under this Agreement. This Agreement as a whole may not be assigned by the Purchaser without the prior written consent of the Seller; provided that the Purchaser may assign its rights and obligations under this Agreement in its entirety to an Affiliate of the Purchaser or to any third party that acquires all or substantially all the Purchaser’s assets, whether by merger, sale of assets or otherwise, provided that (a) prior to closing any such transaction, the Purchaser causes such assignee to deliver a writing to the Seller in which such Person assumes all of the obligations of the Purchaser to the Seller under this Agreement and (b) such assignee complies with Section 5.12(b) (replacing “Purchaser” wherever it appears with such assignee and replacing “Closing Date” with the date of such assignment). Notwithstanding the foregoing, the Purchaser may assign its rights but not its obligations under this Agreement without the prior written consent of the Seller; provided that (a) the Purchaser promptly notifies the Seller of such assignment, (b) each such assignee complies with Section 5.12(b) (replacing “Purchaser” wherever it appears with such assignee and replacing “Closing Date” with the date that such assignee acquires an interest in the Purchaser’s rights hereunder), and (c) if the Purchaser assigns its right under this Agreement to more than one party, the Licensee shall not be requested or instructed to pay the Purchased Royalty Interest to more than one bank account. Any purported assignment in violation of this Section 10.3 shall be null and void

Section 10.4Independent Nature of Relationship. The relationship between the Seller and the Purchaser is solely that of seller and purchaser, and neither the Seller nor the Purchaser has any fiduciary or other special relationship with the other party hereto or any of its Affiliates.

Nothing contained herein or in any other Transaction Document shall be deemed to constitute the Seller and the Purchaser or any other party as a partnership, an association, a joint venture or any other kind of entity or legal form for U.S. federal income tax or other purposes.

Section 10.5Entire Agreement. This Agreement, together with the Exhibits and Schedules hereto and the other Transaction Documents constitute a complete and exclusive statement of the terms of agreement between the parties hereto, and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties hereto, with respect to the subject matter of this Agreement.

Section 10.6Governing Law.

(a)THIS PURCHASE AND SALE AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL SUBSTANTIVE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO THE RULES THEREOF RELATING TO CONFLICTS OF LAW OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

(b)Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any Judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by applicable Law, in such federal court. Each of the parties hereto agrees that a final Judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the Judgment or in any other manner provided by applicable Law.

(c)Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in Section 10.6(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)Each of the parties hereto irrevocably consents to service of process in the manner provided for notices in Section 10.2. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable Law. Each of the parties hereto waives personal service of any summons, complaint or other process, which may be made by any other means permitted by New York law.

Section 10.7Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY

HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS PURCHASE AND SALE AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY HERETO WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS PURCHASE AND SALE AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 10.7.

Section 10.8Severability. If one or more provisions of this Agreement are held to be invalid, illegal or unenforceable by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, which shall remain in full force and effect, and the parties hereto shall replace such invalid, illegal or unenforceable provision with a new provision permitted by applicable Law and having an economic effect as close as possible to the invalid, illegal or unenforceable provision. Any provision of this Agreement held invalid, illegal or unenforceable only in part or degree by a court of competent jurisdiction shall remain in full force and effect to the extent not held invalid, illegal or unenforceable.

Section 10.9Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. Any counterpart may be executed by facsimile or Adobe™ Portable Document Format (PDF) sent by electronic mail or any electronic signature complying with the U.S. Federal ESIGN Act of 2000 will be deemed to be original signatures, will be valid and binding upon the parties, and, upon delivery, will constitute due execution of this Agreement.

Section 10.10Amendments; No Waivers. Neither this Agreement nor any term or provision hereof may be amended, supplemented, restated, waived, changed or modified except with the written consent of the parties hereto. No failure or delay by either party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No notice to or demand on either party hereto in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval hereunder shall, except as may otherwise be stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.

Section 10.11Cumulative Remedies. The remedies herein provided are cumulative and not exclusive of any remedies provided by applicable Law. Without limiting the foregoing, the Seller hereby authorizes the Purchaser, at any time and from time to time, to the fullest extent permitted by applicable Law, to offset any amounts payable by the Purchaser to, or for the account of, the Seller against any obligations of the Seller to the Purchaser arising in connection with the Transaction Documents (including amounts payable pursuant to Article VII) that are then due and payable.

Section 10.12Table of Contents and Headings. The Table of Contents and headings of the Articles and Sections of this Agreement have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

{SIGNATURE PAGE FOLLOWS}

IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be duly executed by its authorized representative as of the day and year first written above.

BLUEPRINT MEDICINES CORPORATION

By:	/s/ Kathryn Haviland
Name: Kathryn Haviland
Title: Chief Executive Officer

ROYALTY PHARMA INVESTMENTS 2019 ICAV

By:	RP Management, LLC, its Manager and lawfully appointed attorney

By:	/s/ George Lloyd
Name: George Lloyd
Title: Executive Vice President, Investments & General Counsel